Exhibit 10.1
AMENDMENT NO. 2 TO THE
2007 EQUITY AND INCENTIVE PLAN

THIS AMENDMENT TO THE 2007 EQUITY AND INCENTIVE PLAN (this “Amendment”) is made as of March 18, 2009.

WHEREAS, the Board of Directors (the “Board”) of Avis Budget Group, Inc. (the “Company”) wishes to amend the 2007 Equity and Incentive Plan (the “Plan”) as set forth below to, among other things, increase the number of Shares reserved for issuance under the Plan by adding an additional 4.5 million Shares and modify the treatment of Awards (as defined in the Plan) issued pursuant to the Plan following the date hereof on a Change in Control of the Company (as defined in the Plan); and

WHEREAS, Section 8(d) permits the Board to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows, subject to shareholder approval at the Company’s annual meeting:

1.	Section 2(d)(4) of the Plan is hereby deleted in its entirety and replaced with the following:

the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

2.	The following shall be included as criteria in Section 2(r) of the Plan upon which Performance Goals (as defined in the Plan) may be based: total stockholder return, share price.

3.	Section 2(bb) is hereby deleted in its entirety.

4.	The first and second sentences of Section 5 of the Plan are hereby deleted in their entirety and replaced with the following sentences:

The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 12,500,000 shares of Stock (all of which shares of Stock may be granted as ISOs), subject to adjustment as provided herein; provided that each Award granted hereunder after March 18, 2009 (other than Awards in respect of Options and SARs) shall be counted against the foregoing share limit as 1.18 shares for every one share actually issued in connection with such Award. Subject to adjustment as provided herein, no more than 1,000,000 shares of Stock may be made subject to Awards granted to an individual in a single calendar year.

5.	Section 7 of the Plan is hereby deleted in its entirety and replaced with the following paragraphs:

(a)
Unless the applicable Award Agreement provides otherwise or in the case of Awards that do not constitute deferred compensation under Section 409A of the Code, unless otherwise determined by the Committee in its discretion, in the event of a Change in Control, (i) each Award outstanding as of the Change in Control shall be assumed, continued, or substituted, effective as of the consummation of the Change in Control, with a new award with an intrinsic value equivalent to that of the original Award and on terms at least as beneficial to the Grantee as those contained in the Grantee’s original Award Agreement (as determined by an independent third party) and (ii) in the event that, within two years following a Change in Control, the Grantee’s service with the Company and its affiliates is terminated (x) by the Company or any of its affiliates for any reason other than for Cause or (y) by the Grantee as a result of a Constructive Discharge, all outstanding Awards granted to a Grantee which have not theretofore vested shall immediately vest and become exercisable and all restrictions on such Awards shall immediately lapse.

(b)
“Constructive Discharge” shall have the meaning assigned to such term (or a similar term) in any individual employment agreement or offer letter entered into between the Grantee and the Company or one of its Subsidiaries. If the Grantee has not entered into any such agreement, or such agreement does not define the term “Constructive Discharge,” a termination of service as a result of a Constructive Discharge shall mean a termination of service by the Grantee from the Company and its Subsidiaries following either (i) a material reduction in the Grantee’s base compensation, (ii) a material adverse change in the nature or status of the Grantee’s duties or responsibilities from those in effect immediately prior to a Change in Control, or (iii) a relocation of more than 30 miles from the Grantee’s principal place of employment immediately prior to the Change in Control; provided, that, in each case, the Grantee shall not be permitted to terminate service as a result of a Constructive Discharge unless the Grantee provides the Company with written notice of the occurrence of the action constituting Constructive Discharge within 30 days following the occurrence of such action, the Grantee provides the Company with a minimum of 30 days following delivery of the written notice to cure such action, and the Grantee terminates service within 90 days following the occurrence of such action.

(c)
“Cause” shall have the meaning assigned to such term (or a similar term) in any individual employment agreement or offer letter entered into between the Grantee and the Company or one of its Subsidiaries. If the Grantee has not entered into any such agreement, or such agreement does not define the term “Cause,” a termination of service for Cause shall mean: (i) the Grantee’s willful failure to substantially perform his duties as an employee of the Company or any Subsidiary (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any Subsidiary; or (iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).

6.	The terms of this Amendment shall apply to each Award issued pursuant to the Plan following the date hereof.

7.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

8.	Except as modified by this Amendment, the Plan is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

AVIS BUDGET GROUP, INC.
/S/ JEAN M. SERA
By: Title:	Jean M. Sera Senior Vice President and Secretary